Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-54465, and 33-55360 on Form S-3 and Nos. 333-63397, 333-35231, and 333-99239 on Form S-8 of Viad Corp, of our report dated February 7, 2003 (May 30, 2003 as to the effect of the restatement discussed in Note 21), which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement discussed in Note 21 and the adoption of Statement of Financial Accounting Standards No. 142 discussed in Note 7 appearing in this Annual Report on Form 10-K/A of Viad Corp for the year ended December 31, 2002.

Deloitte & Touche LLP
Phoenix, Arizona
May 30, 2003